Globalstar Announces Extension of Forbearance Agreement Regarding 5.75% Senior Notes

Covington, LA, -- (April 15, 2013) – Globalstar, Inc. (OTCBB:GSAT) announced today that the previously announced forbearance agreement with respect to the Company’s 5.75% Convertible Senior Notes due 2028 (the “Existing Notes”) has been extended. The amendment extends the forbearance period through 11:59 pm (ET) on April 22, 2013. The extension will provide additional time for the Company to continue negotiations and documentation with the forbearing noteholders with respect to the terms of a restructuring transaction and to obtain consents from the Company’s senior secured lenders to the transaction. To the extent this process is not complete by April 22, 2013 the forbearance agreement may be extended further by agreement of the parties; however, there is no assurance any further extension will be provided. Since the initial execution of the forbearance agreement, additional holders of the Existing Notes have joined in the agreement, increasing the percentage of forbearing holders from 78% to 85% of the principal amount of the Existing Notes outstanding.

Jay Monroe, Globalstar’s Chairman and CEO, said, “We are very pleased to announce the extension of the forbearance agreement. We look forward to continuing to work with the noteholders and our senior secured lenders towards completing a restructuring transaction. All parties have negotiated and continue to negotiate in good faith, and we thank them for their continued efforts.”

Any restructuring arrangement for the Existing Notes is subject to final negotiation and execution of definitive agreements. Globalstar is seeking the consent of the lenders under its senior secured credit facility to the restructuring; however, there is no assurance such consent will be obtained. Until definitive agreements are negotiated in their entirety and executed, and the transactions contemplated thereby are consummated, there can be no assurance that any debt restructuring will be completed by the end of the forbearance period or at all.

About Globalstar, Inc.

Globalstar is a leading provider of mobile satellite voice and data services.  Globalstar offers these services to commercial customers and recreational consumers in more than 120 countries around the world. The Company's products include mobile and fixed satellite telephones, simplex and duplex satellite data modems, the SPOT family of mobile satellite consumer products including the SPOT Satellite GPS Messenger and flexible airtime service packages. Many land based and maritime industries benefit from Globalstar with increased productivity from remote areas beyond cellular and landline service. Global customer segments include: oil and gas, government, mining, forestry, commercial fishing, utilities, military, transportation, heavy construction, emergency preparedness, and business continuity as well as individual recreational consumers. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring and SCADA applications.  All SPOT products described in Globalstar or SPOT LLC press releases are the products of Spot LLC, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

For more information regarding Globalstar, please visit Globalstar's web site at www.globalstar.com

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For further media information:

Globalstar, Inc.

Timothy E. Taylor

(985) 335-1548

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LHA

Jody Burfening/Carolyn Capaccio

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ccapaccio@lhai.com

Safe Harbor Language for Globalstar Releases

This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding the Company’s ability to complete its launch program and restore the quality of its Duplex service and other statements contained in this release regarding matters that are not historical facts, involve predictions.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and Globalstar undertakes no obligation to update any such statements. Additional information on factors that could influence the Company’s financial results is included in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.